Exhibit 4.3

SECURITYHOLDERS AGREEMENT

THIS SECURITYHOLDERS AGREEMENT (this “Agreement”) is made as of April 1, 2005 by and among (i) Solera Holdings, LLC, a Delaware limited liability company (the “Company”), (ii) GTCR Fund VIII, L.P., a Delaware limited partnership (“Fund VIII”), GTCR Fund VIII/B, L.P., a Delaware limited partnership (“Fund VIII/B”), GTCR Co-Invest II, L.P., a Delaware limited partnership (“GTCR Co-Invest”), and any investment fund managed by GTCR Golder Rauner, L.L.C., a Delaware limited liability company (“GTCR I”), or GTCR Golder Rauner II, L.L.C., a Delaware limited liability company (“GTCR II”), that at any time executes a counterpart of this Agreement or otherwise agrees to be bound by this Agreement (each, an “Investor” and collectively, the “Investors”), (iii) Tony Aquila and any other executive employee of the Company or its Subsidiaries who, at any time, acquires securities of the Company in accordance with Section 9 hereof and executes a counterpart of this Agreement or otherwise agrees to be bound by this Agreement (each, an “Executive” and collectively, the “Executives”), and (iv) each of the other Persons set forth from time to time on the attached Schedule of Securityholders under the heading “Other Securityholders” who, at any time, acquires securities of the Company in accordance with Section 9 or 11 hereof and executes a counterpart of this Agreement or otherwise agrees to be bound by this Agreement. The Investors, the Executives and the other Persons listed on the Schedule of Securityholders are collectively referred to herein as the “Securityholders” and individually as a “Securityholder.”  Capitalized terms used but not otherwise defined herein are defined in Section 8 hereof; provided that, if any term is not defined herein, then such term shall have the same meaning assigned to it in the LLC Agreement (as hereinafter defined).

WHEREAS, the Investors will purchase Class A Common Units (as defined in the LLC Agreement) of the Company (the “Class A Common Units”) and Class B Preferred Units (as defined in the LLC Agreement) of the Company (the “Class B Preferred Units”) pursuant to a Unit Purchase Agreement between the Investors and the Company dated as of the date hereof (as amended from time to time pursuant to its terms, the “Purchase Agreement”). Pursuant to the Senior Management Agreements between the Company and the Executives, the Executives will purchase Class A Common Units of the Company and Class B Preferred Units of the Company; and

WHEREAS, the Company and the Securityholders desire to enter into this Agreement for the purposes, among others, of (i) limiting the manner and terms by which units and interests in the Company may be transferred, and (ii) assuring continuity in the ownership of the Company. The execution and delivery of this Agreement is a condition to the Investors’ purchase of the Class A Common Units and the Class B Preferred Units pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.             Restrictions on Transfer.

(a)           Transfer of Securityholder Securities. No holder of Securityholder Securities shall Transfer any interest in Securityholder Securities, without the prior written consent of the holders of a majority of the Investor Securities, except Transfers (i) to a Permitted Transferee in accordance with Section 1(b), (ii) in accordance with Sections 2 and 3 of this Agreement and (iii) pursuant to a Public Sale or an Approved Sale in accordance with this Agreement.

(b)           Permitted Transfers. The restrictions set forth in Section 1(a) shall not apply to (i) any Transfer of Securityholder Securities by any Securityholder to or among its Affiliates or Family Group, (ii) any Transfer of Securityholder Securities to any Investor, (iii) a purchase of Securityholder Securities by the Company or its Subsidiaries or an exchange or conversion of the same pursuant to the terms of any Senior Management Agreement, (iv) a Public Sale, or (v) an Approved Sale (as defined in Section 4(a)); provided that the restrictions contained in this Agreement will continue to be applicable to the Securityholder Securities after any Transfer pursuant to clause (i) above and the transferee of such Securityholder Securities shall agree in writing to be bound by the provisions of this Agreement. Upon the Transfer of Securityholder Securities pursuant to clause (i) of the previous sentence, the transferees will deliver a written notice to the Company, which notice will disclose in reasonable detail the identity of such transferee. A transferee permitted pursuant to this Section 1(b) who receives a transfer of Securityholder Securities in accordance with this Agreement shall be referred to herein as a “Permitted Transferee.”  Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by (i) making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee or (ii) by Transferring the securities of any entity holding (directly or indirectly) Securityholder Securities.

(c)           Termination of Restrictions. The restrictions on the Transfer of Securityholder Securities set forth in this Section 1 shall continue with respect to each Securityholder Security until the date on which such Securityholder Security has been transferred in a Public Sale or pursuant to a Sale of the Company that meets the conditions for Transfer set forth in this Section 1.

2.             Participation Rights.

(a)           At least 30 days prior to any Transfer of units of any class of Securityholder Securities by one or more of the Investors (each, a “Transferring Investor”), such Transferring Investor(s) shall deliver a written notice (the “Tag-Along Notice”) to the Company and the other Securityholders (the “Tag-Along Securityholders”) specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer. The Tag-Along Securityholders may elect to participate in the contemplated Transfer by delivering written notice to each of the Transferring Investors within 15 days after delivery of the Tag-Along Notice. If any Tag-Along Securityholders have elected to participate in such Transfer, the Transferring Investor and such Tag-Along Securityholders will each be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of units of such class of Securityholder Securities proposed to be transferred equal to the product of (A) the quotient determined by dividing the number of units of such class of Securityholder

Securities owned by such Person by the aggregate number of outstanding units of such class of Securityholder Securities owned by the Investor and the Tag-Along Securityholders participating in such sale and (B) the number of units of such class of Securityholder Securities to be sold in the contemplated Transfer.

(b)           The Transferring Investor(s) will use commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Tag-Along Securityholders in any contemplated Transfer, and the Transferring Investor(s) will not transfer any of its Securityholder Securities to the prospective transferee(s) unless (A) the prospective transferee(s) agrees to allow the participation of the Tag-Along Securityholders or (B) the Transferring Investor(s) agrees to purchase the number of such class of Securityholder Securities from the Tag-Along Securityholders that the Tag-Along Securityholders would have been entitled to sell pursuant to this Section 1(b) for the consideration per unit to be paid to the Transferring Investor(s) by the prospective transferee(s).

(c)           The restrictions in this Section 2 will not apply with respect to Transfers to Permitted Transferees.

(d)           The provisions of this Section 2 will terminate upon the first to occur of (i) the consummation of a Sale of the Company and (ii) the consummation of a Public Offering.

3.             First Refusal Rights.

(a)           Prior to making any Transfer of Securityholder Securities (other than a Transfer pursuant to Section 15.7 of the LLC Agreement in connection with a public offering of securities, a Public Sale of the type referred to in clause (i) of the definition thereof or a Sale of the Company) and after obtaining the consent of the holders of a majority of the Investor Securities as required pursuant to Section 1, any Securityholder (other than the Investors) desiring to make such Transfer (the “Transferring Securityholder”) will give written notice (the “Sale Notice”) to the Company and the holders of Common Units (collectively, the “Sale Notice Recipients”). The Sale Notice will disclose in reasonable detail the identity of the prospective transferee(s), the number of units of Securityholder Securities to be transferred and the terms and conditions of the proposed transfer. Such Transferring Securityholder will not consummate any Transfer until 45 days after the Sale Notice has been given to the Sale Notice Recipients, unless the parties to the Transfer have been finally determined pursuant to this Section 2 prior to the expiration of such 45-day period. (The date of the first to occur of such events is referred to herein as the “Authorization Date”.)

(b)           The Company may elect to purchase all (but not less than all) of such Securityholder Securities to be transferred upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Transferring Securityholder and the Sale Notice Recipients (other than the Company) within 20 days after the Sale Notice has been given to the Company. If the Company has not elected to purchase all of the Securityholder Securities to be transferred, the Securityholders may elect to purchase all (but not less than all) of the Securityholder Securities to be transferred upon the same terms and conditions as those set forth in the Sale Notice by giving written notice of such election to such Transferring Securityholder within 25 days after the Sale Notice has been given to the

Securityholders. If more than one Securityholder elects to purchase the Securityholder Securities to be transferred, the units of Securityholder Securities to be sold shall be allocated among such Securityholders pro rata according to the number of units of such class of Securityholders Securities owned by each such Securityholder on a fully diluted basis (for purposes of such pro rata allocation, Class A Common Units and Class B Common Units shall be deemed to constitute one class of Securityholder Securities). If neither the Company nor the Securityholders elect to purchase all of the Securityholder Securities specified in the Sale Notice, the Transferring Securityholder may transfer the Securityholder Securities specified in the Sale Notice at a price and on terms no more favorable to the transferee(s) thereof than specified in the Sale Notice during the 60-day period immediately following the Authorization Date. Any Securityholder Securities not Transferred within such 60-day period will be subject to the provisions of this Section 2 upon subsequent Transfer. The Company may pay the purchase price for such units by offsetting amounts outstanding under any bona fide debts owed by the Transferring Securityholder to the Company.

(c)           The restrictions of this Section 3 will not apply with respect to Transfers to Permitted Transferees.

(d)           Notwithstanding anything herein to the contrary, except pursuant to clause (c) above, in no event shall any Transfer of Securityholder Securities pursuant to this Section 3 be made for any consideration other than cash payable upon consummation of such Transfer.

(e)           The restrictions set forth in this Section 3 shall continue with respect to each unit of Securityholder Securities until the earlier of (i) the date on which such unit of Securityholder Securities has been transferred in a Public Sale, (ii) the consummation of a Sale of the Company, and (iii) the date on which such unit of Securityholder Securities has been transferred pursuant to this Section 3 (other than pursuant to Section 3(c) and other than a transfer to a Securityholder purchasing from a Transferring Securityholder pursuant to Section 3(b)).

4.             Sale of the Company.

(a)           If the Required Interest (as such term is defined in the LLC Agreement) approves a Sale of the Company (an “Approved Sale”), each holder of Securityholder Securities shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (i) merger or consolidation, each holder of Securityholder Securities shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of Units, each holder of Securityholder Securities shall agree to sell all of his, her or its Securityholder Securities or rights to acquire Securityholder Securities on the terms and conditions approved by the Board and the holders of the Required Interest. Each holder of Securityholder Securities shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Company.

(b)           The obligations of the holders of Securityholder Securities with respect to the Approved Sale of the Company are subject to the terms of Section 5 below.

(c)           If either the Company or the holders of any class of Securityholder Securities enter into a negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Securityholder Securities will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If any holder of Securityholder Securities appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any holder of Securityholder Securities declines to appoint the purchaser representative designated by the Company such holder will appoint another purchaser representative, and such holder will be responsible for the fees of the purchaser representative so appointed.

(d)           Holders of Securityholder Securities will bear their pro rata share (based upon the number of Common Units to be sold) of the costs of any sale of such Securityholder Securities pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Securityholder Securities and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 4(d), costs incurred in exercising reasonable efforts to take all actions in connection with the consummation of an Approved Sale in accordance with Section 4(a) shall be deemed to be for the benefit of all holders of Securityholder Securities. Costs incurred by holders of Securityholder Securities on their own behalf will not be considered costs of the transaction hereunder.

5.             Distributions upon Sale of the Company. In the event of an Approved Sale, each Securityholder shall receive in exchange for the Securityholder Securities held by such Securityholder the same portion of the aggregate consideration from such sale or exchange that such Securityholder would have received if such aggregate consideration had been distributed by the Company pursuant to the terms of Section 4.1 of the LLC Agreement. Each holder of Securityholder Securities shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such sale or exchange as requested by the Company.

6.             Public Offering. In the event that the Board or the Investors approve an initial Public Offering, the holders of Securityholder Securities shall take all necessary or desirable actions requested by the Board or the Investors in connection with the consummation of such Public Offering, including, without limitation, consenting to, voting for and waiving any dissenters rights, appraisal rights or similar rights with respect to a reorganization of the Company pursuant to the terms of Section 15.7 of the LLC Agreement and compliance with the requirements of all laws and regulatory bodies that are applicable or that have jurisdiction over such Public Offering. In the event that such Public Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the Company’s capital structure would adversely affect the marketability of the offering, each holder of Securityholder Securities shall consent to and vote for a recapitalization, reorganization or exchange (each, a “Recapitalization”) of any class of the Company’s equity securities into securities that the managing underwriters, the Board and the Investors find acceptable and shall take all necessary and desirable actions in connection with the consummation of such Recapitalization; provided that each holder of a class of Units shall receive the same type of security with the same value per unit (other than differences based upon differences in the amount of yield accrued on such Units since their respective dates of issuance).

7.             Legend. Each certificate evidencing Securityholder Securities and each certificate issued in exchange for or upon the transfer of any Securityholder Securities (if such securities remain Securityholder Securities as defined herein after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SECURITYHOLDERS AGREEMENT DATED AS OF APRIL 1, 2005 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SECURITYHOLDERS, AS AMENDED. A COPY OF SUCH SECURITYHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing Securityholder Securities outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any securities which cease to be Securityholder Securities.

8.             Definitions.

“Affiliate” means, (i) with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person, and (ii) with respect to any Investor, any general or limited partner of such Investor, any employee or owner of any such partner, or any other Person controlling, controlled by or under common control with such Investor; it being understood and agreed that GTCR I and its Affiliates shall for all purposes hereunder shall be Affiliates of GTCR II.

“Board” means the Board of Managers established pursuant to Section 5.2 of the LLC Agreement.

“Class A Preferred Units” means the Class A Preferred Units (as defined in the LLC Agreement) of the Company.

“Class B Common Units” means the Class B Common Units (as defined in the LLC Agreement) of the Company.

“Common Units” means the Class A Common Units and Class B Common Units.

“Demand Registration” has the meaning given to such term in the Registration Agreement.

“Family Group” means a Person’s spouse and descendants (whether natural or adopted), and any trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such Person or such Person’s spouse and/or descendants that is and remains solely for the benefit of such Person and/or such Person’s spouse and/or descendants and any retirement plan for such Person, provided that if such Person is a party to a Senior Management Agreement in the capacity of an Executive and such agreement defines the term “Family Group,” then “Family Group” for such Person shall have the meaning given to such term in such Senior Management Agreement.

“Initial Closing” shall have the meaning set forth in the Purchase Agreement.

“Investor Securities” means the Securityholder Securities held by the Investors.

“LLC Agreement” means the Limited Liability Company Agreement of the Company, dated April 1, 2005 among the parties from time to time party thereto, as amended from time to time pursuant to its terms.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, an investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Piggyback Registration” has the meaning given to such term in the Registration Agreement.

“Public Offering” means the sale in an underwritten public offering registered under the Securities Act of the equity securities of the Company (or any successor thereto) approved by the Board.

“Public Sale” means any sale of Securityholder Securities (i) to the public pursuant to an offering registered under the Securities Act or (ii) to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (other than Rule 144(k) prior to a Public Offering) adopted under the Securities Act.

“Registrable Securities” has the meaning given to such term in the Registration Agreement.

“Registration Agreement” means that certain Registration Rights Agreement, dated as of April 1, 2005, by and among the Company, the Investors and the other parties thereto, as amended from time to time pursuant to its terms.

“Sale of the Company” means any transaction or series of transactions pursuant to which any Person or group of related Persons (other than, except for purposes of Section 4, the Investors and their Affiliates) in the aggregate acquire(s) (i) equity securities of the Company possessing the voting power (other than voting rights accruing only in the event of a default or breach) to elect a majority of the Company’s board of managers (whether by merger, liquidation, consolidation, reorganization, combination, sale or transfer of the Company’s equity securities, securityholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis; provided that a Public Offering shall not constitute a Sale of the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securityholder Securities” means (i) any Class A Preferred Units, Class B Preferred Units, Class A Common Units or Class B Common Units purchased or otherwise acquired by any Securityholder, (ii) any equity securities issued or issuable directly or indirectly with respect to the Units referred to in clause (i)  above by way of unit dividend or unit split or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization, and (iii) any other units of any class or series of equity securities of the Company held by a Securityholder. As to any particular equity securities constituting Securityholder Securities, such Securityholder Securities will cease to be Securityholder Securities when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) sold to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.

“Senior Management Agreements” means, collectively, those Senior Management Agreements entered into on or about the date hereof among the Company, Solera, Inc.,a Delaware corporation, and each of Tony Aquila, John Schwinn, Edward Schrenk and Michael Conway, or any other agreements designated as Senior Management Agreements for the sale of equity securities between the Company and any employees or other service providers of the Company or its Subsidiaries, as approved by the Board.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Transfer” means to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), but explicitly excluding exchanges of one class of Securityholder Securities to or for another class of Securityholder Securities.

9.             Transfers; Transfers in Violation of Agreement. Prior to Transferring any Securityholder Securities to any Person, the transferring Securityholder shall cause the prospective transferee to execute and deliver to the Company a counterpart of this Agreement. Any Transfer or attempted Transfer of any Securityholder Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Securityholder Securities as the owner of such securities for any purpose.

10.           Failure to Comply with Investment Obligations. To the extent any Executive or Other Securityholder fails to comply with such Person’s obligation to invest in securities of the Company pursuant to a written agreement with the Company (an “Investment Agreement”), such Person’s Securityholder Securities shall be subject to repurchase as and to the extent set forth in such Person’s Investment Agreement.

11.           Additional Securityholders. In connection with the issuance of any additional equity securities of the Company to any Person, the Company, with the consent of the Investors, may permit such Person to become a party to this Agreement and succeed to all of the rights and obligations of a “Securityholder” under this Agreement by obtaining an executed joinder to this Agreement, a form of which is attached hereto as Exhibit A and, upon such execution, such Person shall for all purposes be a “Securityholder” party to this Agreement.

12.           Representations and Warranties. Each Securityholder represents and warrants that (i) this Agreement has been duly authorized, executed and delivered by such Securityholder and constitutes the valid and binding obligation of such Securityholder, enforceable in accordance with its terms, and (ii) such Securityholder has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with, conflicts with or violates any provision of this Agreement or the LLC Agreement.

13.           Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Securityholders unless such modification, amendment or waiver is approved in writing by the Company, the holders of a majority of the Investor Securities and the holders of a majority of the Common Units; provided that no such amendment or modification that would adversely affect one class or group of holders of Securityholder Securities in a manner different than any other class or group of holders of Securityholder Securities shall be effective against such class or group of holders of Securityholder Securities without the prior written consent of at least a majority of the Securityholder Securities of such class or group adversely affected thereby (for purposes of this proviso, Class A Common Units and Class B Common Units shall comprise the same class of Securityholder Securities and the holders of Class A Common Units and Class B Common Units shall comprise the same group of holders of Securityholder Securities); provided further that no amendment or modification pursuant to this Section 13 that would affect the rights of a Securityholder or group of Securityholders specifically granted such rights by name shall be modified without that Securityholder’s (or a majority of that group of Securityholders’) consent. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

14.           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.           Entire Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

16.                           Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Securityholders and any subsequent holders of Securityholder Securities and the respective successors and assigns of each of them, so long as they hold Securityholder Securities.

17.           Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages) each of which shall be an original and all of which taken together shall constitute one and the same agreement.

18.           Remedies. The Company and each Securityholder shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and each Securityholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

19.           Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid), (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the to the Company at the addresses indicated below and to any other recipient at the address indicated on the schedules hereto and to any subsequent holder of Securityholder Securities subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party:

If to the Company:

Solera Holdings, LLC
12230 El Camino Real
Suite 200
San Diego, CA 92130
Attention: Chief Executive Officer
Telephone:	(858) 812-2870
Facsimile:	(858) 812-3011

with copies to:

GTCR Golder Rauner, L.L.C.
6100 Sears Tower
Chicago, Illinois 60606-6402
Attention:	Philip A. Canfield
Craig A. Bondy
Telephone: (312) 382-2200
Facsimile: (312) 382-2201

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Stephen L. Ritchie, P.C.
Telephone: (312) 861-2000
Facsimile: (312) 861-2200

20.           Governing Law. The Delaware Limited Liability Company Act shall govern all issues concerning the relative rights of the Company and its securityholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

21.           MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR

PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

22.           Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be, in each case, by way of example and without limitation. The use of the words “or,” “either,” and “any” shall not be exclusive. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof.

23.           No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

24.           Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Securityholders Agreement on the day and year first above written.

SOLERA HOLDINGS, LLC

By:	/s/ Tony Aquila
Name:	Tony Aquila
Its:	Chief Executive Officer

GTCR FUND VIII, L.P.

By:	GTCR Partners VIII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:	/s/ Philip A. Canfield
Name:
Its:	Principal

GTCR FUND VIII/B, L.P.

By:	GTCR Partners VIII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:	/s/ Philip A. Canfield
Name:
Its:	Principal

GTCR CO-INVEST II, L.P.

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:	/s/ Philip A. Canfield
Name:
Its:	Principal

/s/ Tony Aquila
TONY AQUILA

SIGNATURE PAGE TO THE SECURITYHOLDERS AGREEMENT